September 30, 2026

State Street Bank and Trust Company

One Congress, OCB

1 Congress Street

Boston, MA 02114

Attention:  Andrea Sharp, MD

Re:  FINANCIAL INVESTORS TRUST (the “Trust”)

Ladies and Gentlemen:

Please be advised that the undersigned Trust has established a new series (the “Portfolio”) of shares to be known as follows:

ALPS Premium Income ETF

In accordance with Section 11, the Additional Portfolio provision, of the Transfer Agency and Service Agreement dated as of July 5, 2024, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Trust hereby requests that State Street act as Transfer Agent for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Trust hereby confirms to State Street, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement. Schedule A to the Agreement shall be deleted and replaced in its entirety with Schedule A attached herein.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,
FINANCIAL INVESTORS TRUST
on behalf of:
ALPS Premium Income ETF

By: /s/Lucas Foss
Name: Lucas Foss
Title: President

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By: Andrea E. Sharp
Name: Andrea E. Sharp
Title: Managing Director

Effective Date: September 30, 2026

Information Classification: Limited Access

Schedule A

LIST OF PORTFOLIOS

ALPS | CoreCommodity Natural Resources ETF	Effective 7/5/2024
ALPS Premium Income ETF	Effective 9/30/2026

Information Classification: Limited Access